PRESS RELEASE - JULY 22, 2003                        FOR IMMEDIATE RELEASE


1st STATE BANCORP, INC.                           FOR MORE INFORMATION CONTACT:
                                                          JAMES C. McGILL
                                                          (336) 227 - 8861

              1st STATE BANCORP, INC. ANNOUNCES QUARTERLY EARNINGS

BURLINGTON, NORTH CAROLINA 1st STATE BANCORP, INC.   (NASDAQ: FSBC)


1st State Bancorp, Inc. (Nasdaq: FSBC), the holding company for 1st State Bank, has reported earnings of $988,385 for the quarter ended June 30, 2003, an increase of $2,652 from the net income of $985,733 reported in the same quarter a year ago. Basic earnings per share increased $0.03 per share or 9.4% to $0.35 per share for the quarter ended June 30, 2003, from $0.32 per share for the quarter ended June 30, 2002. Diluted earnings per share increased $0.03 per share or 9.7% to $0.34 per share for the quarter ended June 30, 2003 from $0.31 per share for the quarter ended June 30, 2002.


Net income for the nine months ended June 30, 2003 was $2,968,087, an increase of 7.7% over the $2,755,256 reported in the prior year. Basic and diluted earnings per share for the nine months ended June 30, 2003 were $1.06 and $1.01 compared with $0.91 and $0.87 in the prior year.


The increase in the basic and diluted earnings per share was favorably impacted by the Company's stock repurchase plan which was approved in August 2002. Since that date, 314,007 shares have been purchased which represent 9.5% of shares issued.


The Company's net interest spread decreased 35 basis points to 3.07% for the quarter ended June 30, 2003 from the 3.42% for the quarter ended June 30, 2002, reflecting the effect of a decrease in the average yield on earning assets that more than offset the decrease in the average cost of funds. The average prime rate for the quarter ended June 30, 2003 was 4.24% compared with an average prime rate of 4.75% for the quarter ended June 30, 2002.


Non-interest income was $942,832 for the quarter ended June 30, 2003, an increase of $385,029 over the same period last year. Favorable interest rates during the quarter ended June 30, 2003 encouraged borrowers to refinance their loans which led to higher mortgage banking volumes and income.


At June 30, 2003, 1st State Bancorp, Inc. had total assets of $355 million, deposits of $260 million and stockholders' equity of $63.1 million. The book value per share of common stock was $21.21 per share at June 30, 2003.


1st State Bancorp, Inc., through its subsidiary 1st State Bank, currently services its customers from seven full service banking offices in Alamance County.


This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations, and releases. The Company intends that such forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, the impact of interest rates on financing issues. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

1st STATE BANCORP, INC. (NASDAQ: FSBC)
SUMMARY OF FINANCIAL HIGHLIGHTS

SELECTED FINANCIAL DATA:                                 JUNE 30,        SEP 30,
(IN THOUSANDS - UNAUDITED)                                2003            2002

Total assets                                             $354,920       $350,469
Loans receivable, net                                     223,661        220,047
Loans held for sale                                         9,484          6,798
Investment securities                                      75,837         89,686
Cash and cash equivalents                                  32,058         18,865
Deposit accounts                                          260,211        260,667
Advances from Federal Home Loan Bank                       20,000         20,000
Dividend payable                                              297            241
Total stockholders' equity                                 63,123         61,569

SELECTED OPERATING DATA:                  THREE MONTHS ENDED           NINE MONTHS ENDED
(IN THOUSANDS - UNAUDITED)               6/30/2003   6/30/2002       6/30/2003   6/30/2002

Interest income                          $4,122        4,965          13,086      15,118
Interest expense                          1,313        1,756           4,325       6,091
                                         ------       ------         -------     -------
Net interest income                       2,809        3,209           8,761       9,027

Provision for loan losses                    60           60             180         180
                                         ------       ------         -------     -------
Net interest income after
   provision for loan losses              2,749        3,149           8,581       8,847

Non-interest income                         943          558           2,630       2,176
Non-interest expense                      2,142        2,179           6,526       6,686
                                         ------       ------         -------     -------
Income before taxes                       1,550        1,528           4,685       4,337

Income tax expense                          562          542           1,717       1,582
                                         ------       ------         -------     -------
Net income                                  988          986           2,968       2,755
                                         ======       ======         =======     =======

PER SHARE DATA:                           THREE MONTHS ENDED           NINE MONTHS ENDED
(IN THOUSANDS - UNAUDITED)               6/30/2003   6/30/2002       6/30/2003   6/30/2002

Basic earnings per share               $     0.35      $     0.32     $     1.06  $     0.91
Diluted earnings per share                   0.34            0.31           1.01        0.87
Average shares outstanding - basic      2,800,478       3,042,461      2,810,727   3,026,863
Average shares outstanding - diluted    2,924,073       3,164,159      2,934,919   3,153,888
Cash dividends per share               $     0.10      $     0.08    $      0.28  $     0.24
Book value at June 30                  $    21.21      $    20.27
Shares outstanding at June 30           2,975,600       3,289,607


INTEREST MARGIN:                           THREE MONTHS ENDED           NINE MONTHS ENDED
(% OF AVERAGE ASSETS - UNAUDITED)         6/30/2003   6/30/2002       6/30/2003   6/30/2002

Yield on interest earning assets             5.08%      6.03%           5.37%       6.17%
Cost of interest bearing liabilities         2.01%      2.61%           2.20%       3.05%
Interest rate spread                         3.07%      3.42%           3.17%       3.12%

Net interest income as a percentage
   of average interest earning assets        3.46%      3.90%           3.59%       3.69%

ASSET QUALITY                                          JUNE 30,    SEP 30,    JUNE 30,
(UNAUDITED)                                             2003        2002       2002

Allowance for loan losses to gross loans                1.71%      1.67%      1.69%
    held for investment
Nonperforming assets to total assets                    1.29%      1.25%      1.69%
